Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date, defined in Section 6(e) below, by and between, Daniel J. Griesemer, an individual (the “Employee”), and World of Jeans & Tops, d/b/a Tilly’s (the “Company”).

WHEREAS, the Company and Employee are agreeing to end Employee’s employment with the Company;

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1.     Employment and Resignation. Employee hereby resigns from Employee’s employment with the Company, effective October 7, 2015 (the “Termination Date”), and such termination is a “Separation from Service” with the Company within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder as of that date. Employee understands and agrees that, except as otherwise expressly provided by this Agreement, all regular salary, any bonus or incentive compensation and any employee benefit or other benefits of employment terminated on the Termination Date, and Employee is giving up any further right to employment, compensation and/or benefits except as set forth in this Agreement.

2.     All Obligations Paid in Full. Employee understands that except as set forth in Section 3, Employee shall not be entitled to any further wages (including bonuses or other incentive compensation) or benefits from the Company or its affiliates after the Termination Date. Employee acknowledges and agrees that Employee has received all wages and benefits earned through the Termination Date.

3.     Separation Benefits. Provided that Employee delivers a signed copy of this Agreement on or before the twenty-first (21st) day following the date of presentation of this Agreement to Employee and Employee does not revoke this Agreement on or before the seventh (7th) calendar day following Employee’s execution of this Agreement, the Company will provide the following “Severance Benefits” as provided in Section 8(a) of the employment agreement, dated January 15, 2011, by and between the Company and Employee (“Employment Agreement”):

a.	The Company will pay to Employee $700,000, less tax and other required withholdings, payable in a series of bi-weekly substantially equal installments beginning on the first regular pay after the Effective Date, and in no event later than December 31, 2015, and continuing for 12 months;

b.	The Company will pay to Employee an amount equal to Employee’s annual Incentive Bonus for fiscal year 2015 in an amount determined based on the Company’s performance and pro-rated for the number of days of the fiscal year you were employed during fiscal year 2015 (the “Incentive Bonus”), less tax and other required withholdings. The Incentive Bonus will be paid in after the Company receives an audit of its financial results for the end of that fiscal year, but in no event later than 75 days after the end of that fiscal year;

c.	To the extent any portion of the stock option award in the Company is unvested, the unvested options that would vest in the one-year period following the Termination Date had Employee remained employed will be vested as of the Termination Date, and be exercisable in accordance with the applicable plan and agreement, except as amended herein;

d.	Any stock options vested and held by Employee as of the Termination Date shall be exercisable until the earlier of the ninetieth (90th) day following the Termination Date or the expiration date of such stock option(s);

e.	12,500 shares of the Restricted Stock Unit grant of March 23, 2015 shall vest on the Effective Date, and otherwise shall be governed by the terms of the applicable plan and agreement;

f.	The Company will pay to Employee $16,113, an amount equal to the present value of the Company’s contributions toward Employee’s benefits under the Company’s health and other insurance plans for a twelve (12) month period, less tax and other required withholdings, payable in a series of bi-weekly substantially equal installments beginning on the first regular pay after the Effective Date, and in no event later than December 31, 2015, and continuing until the earlier of (x) 12 months and (y) the date Employee becomes employed by another employer.

g.	The Company will pay to Employee $6,832 for personal property purchased by the Employee that will be retained by the Company.

4.     General Release by Employee. Subject to Section 5 below, Employee hereby releases and discharges forever the Company, and each of its parents, subsidiaries and affiliates, and each of their present and former shareholders, members, partners, directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, agents, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Employee Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or under the California Labor Code, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Agreement.

5.     Exclusions from General Release. Notwithstanding the generality of Section 4, Employee does not release the following claims and rights:

(a)	Employee’s rights under this Agreement;

(b)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(c)	claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(d)	Employee’s rights, if any, to indemnity and/or advancement of expenses pursuant to any agreement between the Company or any of its affiliates, on one hand, and Employee, on the other, or pursuant to applicable state law, the articles or certificate of incorporation, bylaws or other corporate governance documents of the Company or any of its affiliates, and/or to the protections of any directors and officers’ liability policies of the Company or any of its affiliates; and

(e)	any other right that may not be released by private agreement.

(collectively, the “Employee Unreleased Claims”).

6.     Rights Under the ADEA and Older Worker’s Benefit Protection Act. Without limiting the scope of the foregoing release of Claims in any way, Employee certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Employee. Employee acknowledges that:

(a)	The consideration provided pursuant to this Agreement is in addition to any consideration that Employee would otherwise be entitled to receive;

(b)	Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)	Employee is hereby granted a period of least twenty-one (21) days from the date of Employee’s receipt of this Agreement within which to consider it;

(d)	To the extent that Employee signs this Agreement after less than twenty-one (21) days, Employee acknowledges that Employee had sufficient time to consider this Agreement with counsel and that Employee expressly, voluntarily and knowingly waives the balance of the twenty-one (21) day period. Employee further agrees that any changes, whether or not material, to this Agreement shall not restart the running of the twenty-one (21) day period; and

(e)	Employee has the right to revoke this Agreement at any time within the seven (7)-day period following the date on which Employee executes the Agreement, and Employee understands that the Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7)-day revocation period (the “Effective Date”). Employee further understands that Employee will not receive the Severance Benefits if Employee exercises Employee’s right to revoke it. To revoke this Agreement, Employee must provide written notice of revocation to Christopher M. Lal, General Counsel, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Employee executes this Agreement.

7.     Unknown Claims. Employee waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Employee Unreleased Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.

8.     Representations and Covenant Not To Sue. Employee represents and covenants that Employee has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Employee Released Parties. Employee further acknowledges that Employee does not have any injury for which Employee would be entitled to workers’ compensation benefits. Employee acknowledges that, as set forth in Sections 4-6 above, Employee has released Claims against the Employee Released Parties. In order to assure the Employee Released Parties receive the benefit of that release, except to the extent that such waiver is precluded by law, Employee further promises and agrees that Employee will not file, initiate, or cause to be filed or initiated any Claim released by Employee or participate, assist or cooperate with any other person in pursuing any Claim, released by Employee, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties further acknowledge that this Agreement will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Employee acknowledges and agrees that any Claims by Employee, or brought on Employee’s behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

9.     No Assignment. Employee represents and warrants that Employee has made no assignment or other transfer, and covenants that Employee will make no assignment or other transfer, of any interest in any Claim which Employee may have against the Employee Released Parties, or any of them.

10.   Communication with Authorities. Nothing in this Agreement or any exhibit or attachment hereto shall be construed or applied so as to impede either party from communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization.

11.   Confidentiality. Subject to Section 10, as a material inducement to the Company to enter into this Agreement, Employee agrees that Employee will not, directly or indirectly, disclose to any person or entity any information the terms and conditions of this

Agreement, provided that Employee may make disclosure of the foregoing: (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company (including without limitation, disclosure to the Internal Revenue Service and other tax authorities); (b) to Employee’s tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to Employee’s attorney(s); and/or (d) to members of Employee’s immediate family, provided that, prior to disclosing any such information (except disclosures required by law or legal process or as authorized in writing), Employee will inform the recipients that they are bound by the limitations of this Section.

12.   Attorneys’ Fees. Each party shall bear her or its own attorney’s fees in connection with the negotiation and preparation of this Agreement. In the event of any dispute arising out of or relating to a party’s performance or nonperformance of its obligations under this Agreement, the prevailing party shall be entitled to recover attorneys’ fees, costs and expenses actually incurred in connection with any action brought to resolve the dispute.

13.   No Presumption Against Drafter. Employee and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

14.   Entire Agreement. Employee and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject matter; provided however, that this Agreement shall not limit, modify or supersede Employee’s obligations under any agreement between Employee and the Company providing for confidentiality and non-use of information belonging to the Company or any of its affiliates, for the prohibition of use of the intellectual property and other assets of the Company or any of its affiliates, or prohibiting the solicitation of the employees of the Company or any of its affiliates. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized representative of the Company.

15.   No Reliance. Employee and the Company acknowledge that each of them is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Released Parties or Employee, and that Employee and the Company are not relying on any other representations or statements whatsoever of any of the Employee Released Parties or Employee as an inducement to enter into this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

Daniel J. Griesemer

DATED: October 7, 2015	/s/ Daniel J. Griesemer

World of Jeans & Tops, d/b/a Tilly’s

DATED: October 7, 2015	By:	/s/ Hezy Shaked

Its: Executive Chairman